Exhibit 10.2

175 Cabot Street – Suite 210 Lowell, MA 01854 USA www.cspi.com NASDAQ: CSPI

January 2, 2026

Dear Eric:

On behalf of CSPI, I am pleased to confirm our offer to you for the position of Vice President of Finance and Chief Accounting Officer reporting to me. We believe your skills will add a lot to the CSPI team.

You will be paid a base salary of $7,500 per bi-weekly payroll (annualized at $195,000). We would expect you to begin working with us on January 24, 2026, or a mutual starting date that works for both of us.

Your compensation also includes an exceptional benefits program which currently includes cost shared health and dental insurance, company paid life, AD&D insurance, short and long-term disability income protection, long term care insurance, a 401(k) plan and Employee Stock Purchase Plan as well as auto insurance discounts. Your vacation benefits will be based on a two week accrual. Enclosed for your review is a summary of our current benefit offering.

Subject to approval of the Board of Directors, the company will award you a Restricted Stock Award (RSA) of 8,000 shares of restricted common stock of the company which vest over four years on the award date. The award shall be subject to all term as set forth in the 2025 CSPI Incentive Stock Plan.

You also will be eligible to participate in the Executive Bonus Plan or the TS bonus plan. If the company meets its financial goal (85%), and you meet the Key Performance Indicator(15%) will receive a bonus of 30% of your annual salary. The TS Bonus plan is explained on the attached sheet. The bonuses will be prorated based on the period of employment.

As a condition of employment, within the first three days, you will be required to sign an Employee Invention and Non-Disclosure Agreement and complete an Employment Verification Form (Form I-9) by providing appropriate identity and work authorization documents as required by the U.S. Department of Justice. The most common forms of ID are a passport or a driver’s license and a birth certificate.

Eric, we look forward to welcoming you as a member of the CSPI team. Please confirm your acceptance by signing and scan one copy of this letter and return it to me. If you have any questions, please feel free to call me at 978-954-5040.

Sincerely,

/s/ Gary Levine

Gary W. Levine

CFO

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Accepted by:	/s/ Eric Sachs	Date:	1/7/2026